Exhibit 24.1

THIS POWER OF ATTORNEY is granted on 1 January 2009

(1)		Aviva plc, Aviva Group Holdings Limited, Aviva International Insurance Limited, Aviva Insurance Limited, Aviva

International Holdings Limited (the “Aviva Companies”) hereby grant power of attorney to Graham Jones, Kirsty Cooper, April Commons, Angus Eaton, Richard Spicker, Timothy Vickers (each an “Attorney”) each individually with full power of substitution to:

(a)

sign on behalf of the Aviva Companies in the form as an Attorney may approve any filing and notification of any interest in listed securities that are required under any applicable rules and regulations as a result of any acquisition and/or divestment and/or other transfer by Cyrte Investments B.V. or any of its subsidiaries, including but not limited to, Cyrte Investments GP I B.V. (either in its own capacity or for the benefit of CF I Invest C.V.) Cyrte Investments GP III B.V. (either in its own capacity or for the benefit of Cyrte Fund III C.V.) (the “Filings 2009”);

(b)

sign on behalf of the Aviva Companies in the form as an Attorney may approve any further documents, agreements or deeds as may be ancillary, necessary or useful in connection with the execution or performance of the Filings 2009; and

(c)

perform all acts as in the opinion of an Attorney shall be necessary or useful in connection with the preparation, execution or performance of the the Filings 2009 and of the transactions contemplated thereby including acts of disposition (the “Power of Attorney”).

(2)		The Aviva Companies shall not make any claim against an Attorney in respect of any act that is lawfully done by such Attorney under the Power of Attorney.

(3)

The Aviva Companies shall indemnify and hold each other Attorney harmless against any claims, actions or proceedings made against such Attorney and against any damages, costs and expenses that each Attorney may suffer or incur as a result of or in connection with any act that is lawfully done by such Attorney under the Power of Attorney.

(4)

The Aviva Companies declare that this Power of Attorney also applies in situations where an Attorney also acts as a counterparty of the Aviva Companies or as a representative of a counterparty of the Aviva Companies (Selbsteintritt).

(5)		This Power of Attorney is irrevocable until 31 December 2009 at the end of which date it shall terminate and shall cease to be of any effect.

(6)		This Power of Attorney is governed by the laws of England and Wales.

Aviva plc
By: Lyla Spencer	By: E. Nicholls
Title: Authorised Signatory	Title: Authorised Signatory

Aviva International Holdings Limited
By: L. Spencer	By: E. Nicholls
Title: Authorised Signatory	Authorised Signatory

Aviva Insurance Limited

By: L. Spencer
Authorised Signatory

ref: 08.508